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                                                                    EXHIBIT 10.4
                              ROYAL CROWN COLA CO.
                              1000 CORPORATE DRIVE
                            FT. LAUDERDALE, FL 33334

                                January 28, 1994

Mr. Fraser Latta
Vice Chairman & Chief Operating Officer
Cott Corporation
6526 Viscount Road
Mississauga, Ontario

Mr. Ed Szczepanowski
Vice President
BCB International Limited
Chancery House
High Street
Bridgetown, Barbados
West Indies

     RE: RCC/Cott Supply Agreement

     Gentlemen:

     Reference is made to the Concentrate Sales Agreement between Royal Crown Cola Co. ('RCC') and Cott Corporation ('Cott') which commenced June 1, 1991 (the 'Supply Agreement'). This letter outlines the terms and conditions upon which
(i) RCC will assign its rights under the Supply Agreement to BCB International Limited ('BCB'), a wholly owned subsidiary of Cott, and (ii) RCC will enter into a new concentrate supply agreement (the 'New Supply Agreement') with BCB. Cott and all of its present and future subsidiaries and affiliates are hereinafter collectively referred to as the 'Cott Group.'

     1. ASSIGNMENT OF EXISTING RCC RIGHTS. RCC will assign to BCB all of RCC's rights and obligations under the Supply Agreement, in exchange for BCB agreeing to enter into this New Supply Agreement and for the payment to RCC of $ * [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] upon execution of the New Supply Agreement. This assignment is to be effective as of the effective date of the New Supply Agreement and Cott hereby consents to this assignment.

     2. PRODUCTS AND SCOPE. RCC will manufacture and sell to BCB, and BCB will purchase, from RCC, all of the Cott Group's worldwide requirements for cola concentrates, or cola emulsions used in the production of concentrates, which concentrates and emulsions are used in the production of private label and Cott Group proprietary label carbonated soft drinks ('CSDs'), which CSDs will be sold to consumers in bottles, cans or other containers (collectively 'PL Cola Concentrates') and will be produced, bottled or sold by or on behalf of the Cott Group. Wherever possible, BCB will use commercially reasonable efforts to purchase all of the Cott Group's worldwide requirements for non-cola concentrates, or non-cola emulsions used in the production of concentrates, which concentrates and emulsions are used in the production of private label and Cott Group proprietary label CSDs, which CSDs will be sold to consumers in bottles, cans or other containers (collectively 'PL Non-Cola Concentrates' and, together with PL Cola Concentrates, 'PL Concentrates') and will be produced, bottled or sold by or on behalf of the Cott Group. BCB agrees that during calendar 1995 and each year thereafter, at least 75% of the Cott Group's


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aggregate worldwide requirements for PL Concentrates will be purchased from RCC.
On or prior to March 31, 1996 and on or prior to March 31 of each year thereafter, the Cott Group will deliver a statement based on internal case sales data of the Cott Group, certified as having been derived from such internal sales data by the independent auditors of the Cott Group, as to whether such 75% requirement was met during the immediately preceding year. RCC may, at its request and at its costs, conduct an audit of such case sales data. If the Cott Group fails to satisfy the foregoing 75% requirement in any year, RCC will be permitted to sell PL Concentrates to other customers, but BCB will continue to be obligated to buy all of the Cott Group's requirements for PL Cola
Concentrates exclusively from RCC and to use commercially reasonable efforts to purchase, wherever possible, all of the Cott Group's requirements for PL
Non-Cola Concentrates exclusively from RCC. Subject to paragraph 6 hereof, in the event that the Cott Group purchases any PL Cola Concentrates from anyone other than RCC and the Cott Group fails to cure such breach within 15 days after notice from RCC, RCC, in addition to all of its other rights and remedies under the New Supply Agreement and applicable law, shall have the right to terminate the New Supply Agreement upon thirty (30) days written notice and to pursue all of its rights and remedies under applicable law against the Cott Group for breach of contract.

     3. USE OF NAME. The Cott Group may advise its customers and other interested parties that its PL Concentrates are made by RCC. However, the Cott Group may not state or imply that any particular formula is RC Cola, Diet-Rite, or any other branded product of RCC. The Cott Group shall not, and the Cott Group shall cause its customers not to, use any of RCC's trademarks or RCC's name in any way in connection with the production, labeling, advertising, display or marketing of the private label and proprietary label CSDs produced or sold by or on behalf of the Cott Group.

     4. OWNERSHIP OF FORMULAE. RCC will be the developer, formulator and supplier of all PL Concentrates for CSDs which will be produced, bottled or sold by or on behalf of the Cott Group and which are subject to the terms of the New Supply Agreement. All rights and title to all formulae developed after the date of the New Supply Agreement, whether developed by RCC, the Cott Group or jointly by RCC and the Cott Group, shall belong exclusively to RCC. Formulae designed by the Cott Group prior to the effective date of the New Supply Agreement shall continue to belong to the Cott Group. Formulae designed by RCC prior to the effective date of the New Supply Agreement shall continue to belong to RCC. Formulae designed by RCC and Cott jointly prior to the effective date of the New Supply Agreement shall continue to be jointly owned. Exhibits B and C hereto identify the '800' and '900' Series products, the formulae for which are owned by the Cott Group, and the '200,' '300,' '400,' and '500' Series products, the formulae for which are owned by RCC. During the term of the New Supply Agreement and any renewals thereof RCC agrees not to utilize any of the formulae supplied to BCB for any other purpose without the written consent of BCB. Upon termination of the New Supply Agreement because one party has elected not to renew under Paragraph 10 hereof, formulae developed by the non-electing party, formulae developed by the electing party which are in use at the time and formulae developed by both parties jointly shall belong to the non-electing party. Upon termination of the New Supply Agreement as a result of a breach or failure to perform by one party, formulae developed by the non-breaching party, formulae developed by the breaching party which are in use at the time and formulae developed by both parties jointly shall belong to the non-breaching party.

     5. PERFORMANCE MINIMUMS. Except as provided in the immediately succeeding


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sentence, RCC will agree not to sell PL Concentrates to anyone in the world other than BCB. In the event that BCB fails in any calendar year to purchase PL Concentrates from RCC which equal or exceed 100 million 12 ounce case equivalents ('Cases') RCC may by written notice to BCB by April 30 of the following year elect to sell PL Cola Concentrates and/or PL Non-Cola Concentrates to other customers. If the volume purchased by BCB from RCC during any calendar year declines by 20% or more in comparison to the immediately preceding year for two consecutive years, RCC may by written notice to BCB by April 30 of the year immediately following the second year in which BCB failed to purchase the minimum volumes required, elect to sell PL Cola Concentrates and/or PL Non-Cola Concentrates to other customers. If RCC elects to sell PL Cola Concentrates to other customers, BCB may, by written notice to RCC within 90 days after receipt of RCC's election, elect to purchase PL Cola Concentrates from suppliers other than RCC, in which case RCC shall continue to be obligated to supply PL Cola Concentrates to BCB under the terms and conditions of the New Supply Agreement. If RCC elects to sell PL Non-Cola Concentrates to other customers, BCB may, by written notice to RCC within 90 days after receipt of RCC's election, elect to purchase PL Non-Cola Concentrates from suppliers other than RCC, in which case RCC shall continue to be obligated to supply PL Non-Cola Concentrates to BCB under the terms and conditions of the New Supply Agreement.

6.   ACQUISITIONS.

     6.1 In the event that the Cott Group acquires a business, whether through an acquisition of stock or assets or some other form of transaction, that purchases concentrates from a source other than RCC as a result of contractual obligations and/or commercial relationships not evidenced by contractual obligations, then notwithstanding the provisions of paragraph 2, (i) the acquired business shall be permitted to continue to purchase concentrates from the same non-RCC sources to the extent that it is contractually obligated to do so or for a period of twelve (12) months after the date of acquisition of such business by the Cott Group and (ii) in the case of a commercial relationship not evidenced by a contractual obligation, the acquired business shall be permitted to continue to purchase concentrates a from the same non-RCC source for a period not exceeding twelve (12) months after the date of acquisition of such business by the Cott Group. Concentrates purchased by the acquired business from non-RCC sources pursuant to the preceding sentence shall not be included in the calculations of the 75% test under Paragraph 2 for a period of twelve (12) months after the date of acquisition of such business by the Cott Group.

     6.2 Anything in paragraph 6.1 notwithstanding, (a), wherever possible, the Cott Group shall use commercially reasonable efforts to cause the acquired business to cease purchasing cola and non-cola concentrates from sources other than RCC as soon as possible, (b) the acquired business shall not be permitted to sell cola concentrates manufactured by sources other than RCC or CSDs made from cola concentrates manufactured by sources other than RCC to any customers other than the customers it served at the time of its acquisition by the Cott Group, (c) the Cott Group shall use commercially reasonable efforts to cause the acquired business to cease selling non-cola concentrates manufactured by sources other than RCC or CSDs made from non-cola concentrates manufactured by sources other than RCC to any customers other than the customers it served at the time of its acquisition by the Cott Group and (d) the Cott Group shall not renew or extend or permit the renewal or extension of any contractual obligation of an acquired business to purchase cola concentrates from a source other than RCC.

     6.3 RCC will work with BCB to supply to the acquired business concentrates or emulsions of a quality and taste similar to those which the acquired business


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purchased from sources other than RCC (hereinafter 'Replacement Concentrates').
The prices for Replacement Concentrates will be equal to the cost of ingredients, packaging and freight of $ * [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] per Case plus $ * [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] per Case. On the third anniversary of the effective date of the New Supply Agreement and on every third anniversary thereafter, the $ * [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] per Case rate shall be adjusted proportionately in accordance with the adjustments to the prices set forth in Exhibit A. Thus, if the prices in Exhibit A are increased 10%, then the $ * [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] per Case rate for Replacement Concentrates shall increase to $ * [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]. Replacement Concentrates shall be omitted from the calculations of the 75% test under Paragraph 2.

     6.4 Except as provided by the terms of the New Supply Agreement, in no event will the Cott Group engage in the business of manufacturing or selling concentrates or branded CSDs without RCC's prior written consent. For purposes of this paragraph, branded CSDs refers to CSDs which are marketed, distributed and priced in substantially the same manner as the products produced by the two major cola companies. In the event that the Cott Group wishes to acquire a company or business that is engaged in the business of manufacturing or selling concentrates or branded CSDs in competition with RCC (a 'Cott Restricted Business'), then the Cott Group shall discontinue the Cott Restricted Business or sell the Cott Restricted Business to a third party not affiliated with the Cott Group within 12 months after the Cott Group acquires the Cott Restricted Business. RCC shall have a right of first refusal to purchase the Cott Restricted Business.

     6.5 In the event that RCC acquires a company or business that sells PL Concentrates to customers other than the Cott Group, then notwithstanding the provisions of paragraph 5, (i) the acquired entity shall be permitted to continue to sell PL Concentrates to customers other than the Cott Group to the extent that it is contractually obligated to do so and (ii) in the case of commercial relationships not evidenced by a contractual obligation, the acquired entity shall be permitted to sell PL Concentrates to customers other than the Cott Group for a period not exceeding twelve (12) months from the date of the acquisition of such entity by RCC. Notwithstanding the foregoing, (a) wherever possible RCC will use commercially reasonable efforts to cause the acquired entity to cease selling PL Concentrates to customers other than the Cott Group as soon as possible (b) the acquired entity shall not be permitted to sell PL Concentrates to any customers other than the customers it served at the time of its acquisition by RCC (c) RCC shall not extend or permit the renewal of any contractual obligation pursuant to which the acquired entity sells PL Concentrates to customers other than the Cott Group, and (d) RCC will not undertake any improvement or changes to the PL Concentrates being manufactured by the acquired entity for sale to customers other than the Cott Group. For greater certainty, RCC will not supply its concentrates or emulsions to the acquired entity except for sale to the Cott Group.

     6.6 The Cott Group will, wherever possible, use commercially reasonable efforts to purchase PL Concentrates from the acquired entity in a quantity such that the acquired entity's sales do not decline as a result of curtailing its sales of PL Concentrates to customers other than the Cott Group. This paragraph will not obligate the Cott Group to increase the minimum purchase requirements contained in paragraph 5 hereof.


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     6.7 In no event will RCC engage in the business of marketing private label
CSDs to retailers without the Cott Group's prior written consent. In the event that RCC wishes to acquire a company or business that is engaged in the business of marketing private label CSDs to retailers (an 'RCC Restricted Business'), then RCC shall discontinue the RCC Restricted Business or sell the RCC Restricted Business to a third party not affiliated with RCC within 12 months after RCC acquires the RCC Restricted Business. The Cott Group shall have a right of first refusal to purchase the RCC Restricted Business.

     7. FIGHTER BRANDS. RCC agrees to work with BCB to supply PL Concentrates to BCB to meet the demands of BCB's customers for 'fighter brands.' The prices for such fighter brands shall be negotiated in good faith. RCC agrees that it will not develop a new brand with a full line of low-priced flavors which is specifically designed for the warehouse retail distribution system.

     8. RCC PERFORMANCE OBLIGATIONS.

     (a) The PL Concentrates sold by RCC shall comply in all material respects with all applicable laws, rules and regulations, including the Federal Food, Drug and Cosmetic Act, at the time of shipment. All PL Concentrates sold by RCC shall be merchantable and fit for the intended purpose at the time of shipment and shall be designed to meet the specifications of the customers of the Cott Group. In the event that RCC's quality control personnel and BCB's representatives agree that any PL Concentrates sold by RCC do not meet the foregoing standards, RCC's liability shall be limited to the replacement of the PL Concentrates and the finished goods made from such defective PL Concentrates and the reimbursement of costs throughout the supply chain caused by a recall of products made from such defective PL Concentrates in a fashion consistent with the policy followed by RCC with respect to a recall of product made from defective branded concentrate. RCC shall also be responsible for claims by third parties resulting solely from PL Concentrates proven to be defective. RCC shall not be responsible for defective PL Concentrates produced by the Barbados Facility unless RCC's quality control personnel and BCB's representatives mutually determine in good faith that the emulsions from which such PL Concentrates were produced were defective.

     (b) BCB agrees to furnish RCC with its projected requirements for PL Concentrates for each calendar year by not later than December 1 of the preceding calendar year. BCB shall deliver updated projections of its requirements for PL Concentrates for the next 12 months on or before March 1, June 1, and September 1 of each year. All such projections shall specify, on a month by month basis, BCB's requirements for each flavor or product. BCB shall also (a) deliver monthly reports to RCC on BCB's actual sales for the preceding month and (b) notify RCC as soon as possible of any significant business developments which would be likely to cause changes in its projected requirements. RCC will agree to deliver PL Concentrates as ordered by BCB, provided that the volumes actually ordered by BCB do not exceed the amounts specified in BCB's most recent projections, and RCC will use commercially reasonable efforts to fill orders by BCB for amounts in excess of such projections. RCC shall accord the same priority to BCB's orders that it accords to the orders of RCC's franchises for RCC's branded concentrates. In the event that RCC repeatedly fails to deliver the volumes ordered by BCB in timely fashion, provided that such volumes do not exceed the amounts specified in BCB's most recent projections, and such repeated failures are reasonably determined by the Cott Group to have had, or may reasonably be expected to have in the future a material adverse effect on the Cott Group's financial condition or results of operations, then BCB may notify RCC in writing of such failures.



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RCC shall have the right to demonstrate that the Cott Group's expectations of a future material adverse effect are unreasonable. If, during the first 365 days after RCC receives such written notice, deliveries by RCC continue to be untimely or in amounts substantially less than the amounts ordered by BCB, provided that the volumes ordered by BCB do not exceed the amounts specified in BCB's most recent projections, and the Cott Group reasonably determines that such failures by RCC continue to have had, or may reasonably be expected to have in the future, a material adverse effect on the Cott Group's financial condition or results of operation, then the Cott Group may, by written notice, elect to terminate the New Supply Agreement without prejudice to the Cott Group's other legal rights and remedies arising out of such breach. RCC shall not be responsible for failing to fill orders (i) for amounts in excess of the amounts specified in the projections or (ii) to the extent that such failure resulted from RCC's inability to obtain raw materials because BCB did not give RCC sufficient advance notice of a change in BCB's requirements.

     9. PRICING AND PAYMENT. The price structure shall be as set forth in Exhibit A. BCB shall make all payments to RCC within 30 days of shipment from RCC's production center.

     10. TERM. The effective date of the New Supply Agreement shall be January 1, 1994 and the initial term of the New Supply Agreement shall be twenty-one years. The parties agree to negotiate in good faith the terms of an extension to the New Supply Agreement during the nineteenth year of the effective date of the New Supply Agreement. If the parties have not agreed to the terms of an extension by the twentieth anniversary of the effective date of the New Supply Agreement, then the term of the New Supply Agreement shall be extended for six years, and the terms and conditions of the extended agreement shall be the same as the terms and conditions of the New Supply Agreement. The New Supply Agreement will be subject to similar six-year extensions as follows: at the end of the fifth year of each extended term, the parties agree to negotiate in good faith the terms of another extension to the New Supply Agreement. If the parties have not agreed to the terms of an extension within six months after the fifth anniversary of the current extension, then the New Supply Agreement will automatically be extended for an additional six years on the same terms and conditions. Such six-year extensions shall continue successively notwithstanding the failure of the parties during any such extension to agree upon the terms and conditions of another extension. Notwithstanding the foregoing, either party may, at its election, refuse to agree to any extension of the New Supply Agreement, in which case Paragraph 4 hereof shall apply to determine ownership of formulae.

     11. HIRING. The Cott Group and RCC agree not to solicit for hire key employees from each other's organizations.

     12. NEW INTERNATIONAL ACTIVITIES. RCC acknowledges that it presently supplies the Cott Group with PL Concentrates in Canada and the United States. RCC further acknowledges that Cott, through BCB, is actively pursuing the sale of private label beverages in countries outside of Canada and the United States. In order to enhance this activity, and to satisfy its obligation under paragraph one (1) of this letter BCB is contemplating the use of an emulsifying finishing facility (the 'International Facility') in a location outside the United States or Canada. BCB expects to acquire or construct the International Facility or to obtain the use of the International Facility through a lease, license, tolling or other arrangement through a third party. RCC will cooperate with BCB with respect to the International Facility, on the understanding that RCC, on behalf



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of BCB, controls and directs 100% of the supply of all concentrate emulsions manufactured by RCC and sent to the International Facility. The prices for the emulsions sold by RCC to BCB shall result in the operating profit per Case, determined in accordance with generally accepted accounting principles, earned by RCC being equal to the operating profit per Case earned by RCC on PL Concentrates manufactured at RCC's Columbus, Georgia facility as of December 31, 1993. The Cott Group will indemnify RCC against any duties, fees or taxes (including withholding, gross receipts, value added, income or other type of taxes) imposed by the government of the country in which the International Facility is located that are attributable to the activities contemplated by the New Supply Agreement. RCC will not bear any development and construction costs relating to the International Facility. BCB agrees to retain the services of an employee or employees of RCC or its subsidiaries to occupy the positions of plant manager and other key positions (as required) of the International Facility.

     13. QUALITY CONTROL SERVICES. RCC will provide quality control services at the same level as provided with respect to RCC's own branded products, including the provision of technical support to the Cott Group's bottling and canning locations, including the International Facility, provided, however, that RCC will not be responsible for the selection, testing or approval of container closures and other packaging materials for the finished CSDs. In consideration of such services, during each year of the first ten years of the operation of the International Facility, BCB will pay to RCC a fee of $ * [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]. Such fee will be payable upon the commencement of operations of the International Facility and on each of the first * [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] anniversaries thereof.

     14. GUARANTY. Cott will guarantee all of BCB's obligations under the New Supply Agreement.

     15. USE OF RCC BOTTLERS. Cott agrees to use commercially reasonable efforts to cause the private label and proprietary label CSDs produced in North America in bottles, cans or other containers by the Cott Group to be bottled by RCC's franchisees wherever possible, provided, however, that the Cott Group shall be relieved of such obligation to the extent that a franchisee does not have the physical or technical capability to meet Cott's requirements on the most cost-effective basis, as determined by Cott in its sole discretion.

     16. FOUNTAIN SYRUP. During the period January 1, 1994 through December 31, 1995, RCC will manufacture and sell to BCB, and BCB will purchase, all of the Cott Group's worldwide requirements for cola concentrates or cola emulsions used in the production of cola concentrates used in the production of private label and Cott Group proprietary label fountain syrup (collectively 'PL Cola Fountain Syrup') produced or sold by or on behalf of the Cott Group. Wherever possible, BCB will during such two-year period use commercially reasonable efforts to purchase all of the Cott Group's worldwide requirements for non-cola concentrates or non-cola emulsions used in the production of concentrate used in the production of private label and Cott Group proprietary label fountain syrup (collectively 'PL Non-Cola Fountain Syrup' and, together with PL Cola Fountain Syrup, 'PL Fountain Syrup') produced or sold by or on behalf of the Cott Group. BCB agrees that during 1995, at least 75% of the Cott Group's aggregate worldwide requirements for PL Fountain Syrup will be purchased from RCC. During this two-year period, RCC will not sell PL Fountain Syrup to customers other than the Cott Group. The pricing for the PL Fountain Syrup will be $ * [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] per Case for regular


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colas and diet colas, with diet colas adjusted for any differences in costs of ingredients and direct packaging. Such costs and prices will be reviewed quarterly and adjusted by the same mechanisms as are set forth in Exhibit A. Additionally, RCC will provide PL Fountain Syrup packing to Cott at a rate competitive with the rate charged by other national fountain syrup packers.

     If Cott commits to developing the sales in the fountain syrup segment during this two-year period, then Cott and RCC will negotiate appropriate performance minimums for PL Fountain Syrup and PL Fountain Syrup will be made subject to the New Supply Agreement. If the parties are unable to agree on appropriate performance minimums for PL Fountain Syrup, then PL Fountain Syrup will not be subject to the New Supply Agreement and the parties will have no obligations to each other with respect to PL Fountain Syrup. If the Cott Group decides during the two-year period not to pursue the development of sales in the PL Fountain Syrup segment, then BCB will so advise RCC on behalf of itself and the Cott Group. RCC will be free to sell PL Fountain Syrup to other customers if the Cott Group decides not to pursue sales in the fountain syrup segment.

     17. MISCELLANEOUS. All references herein to '$' or 'dollars' are references to United States dollars. All references herein to the Cott Group shall be deemed to be references to each member of the Cott Group and to all members of the Cott Group collectively. RCC shall have the right to utilize the foreign sales corporation provisions of the Internal Revenue Code and to assign its rights and obligations under the New Supply Agreement, provided that RCC fully guarantees the assignee's obligations thereunder.


     The foregoing is a binding contractual obligation of each of RCC and Cottand BCB. The parties intent to execute and deliver a definitive New Supply Agreement, but until a definitive New Supply Agreement is executed, this letter agreement shall be deemed a binding agreement.

                                       Very truly yours,

                                       ROYAL CROWN COLA CO.

                                       By: /s/ John C. Carson
                                          -------------------------------------
                                           John C. Carson, President

Accepted and agreed:
COTT CORPORATION

BY: /s/ Fraser Latta
   -----------------------------
    Fraser Latta
    Vice Chairman & COO

BCB INTERNATIONAL LIMITED

BY: /s/ Ed Szczepanowski
   -----------------------------
    Ed Szczepanowski
    Vice President




                     RCC/COTT SUPPLY AGREEMENT -- EXHIBIT A



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                   [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]

                     RCC/COTT SUPPLY AGREEMENT -- SCHEDULE B

                   [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]

                     RCC/COTT SUPPLY AGREEMENT -- SCHEDULE C

                   [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]